Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of Eagle Financial Services, Inc. on Form S-3 of our report dated March 15, 2010 on the consolidated financial statements of Eagle Financial Services, Inc. for the year ended December 31, 2009, and our report dated March 15, 2010 on the effectiveness of internal control over financial reporting of Eagle Financial Services, Inc. included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2009. We also consent to the reference to us under the heading "Experts" in such Registration Statement.

/s/Smith Elliott Kearns & Company, LLC
SMITH ELLIOTT KEARNS & COMPANY, LLC

Chambersburg, Pennsylvania
February 11, 2011